TEMPUR SEALY PROVIDES UPDATE OF IMPROVED BUSINESS TRENDS

–Repays 364-Day Term Loan, Eliminates Certain Capital Restrictions
–Board of Directors Approved Early Termination of Shareholder Rights Plan
–Announced New Leadership Structure for North America

LEXINGTON, KY, September 14, 2020 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today announced that quarter-to-date order trends have improved from previous expectations and the Company now estimates total third quarter net sales to grow more than 30% compared to prior year. The change in expectation was primarily driven by improving order trends on U.S. Tempur-Pedic products. The Company continues to experience capacity constraints for U.S. Sealy products, including supply chain limitations outside the Company’s control. The Company is working closely with suppliers to find solutions for component shortfalls to support the elevated U.S. Sealy demand.

Tempur Sealy Chairman and CEO Scott Thompson stated, “Over the last five years, we have made tremendous progress in strengthening the foundation of our Company. The strong foundation we have in place with our brands, products, operations and people have positioned us well to capitalize on industry growth for years to come.”

Thompson continued, “We continue to see strong growth that is broad-based across geographies and channels. Tempur-Pedic branded products are now growing materially higher than the growth on Sealy products in the U.S. which has raised our profit expectations for the quarter. Free cash flow has also been strong and our confidence in positive industry trends has increased. Accordingly, in September, we are using operating cash flow to repay the $200 million 364-day incremental Term Loan we closed in the second quarter. This repayment will remove certain restrictions on share repurchases and dividends and result in an annual interest saving of approximately $5 million. Additionally, with this improved outlook, we expect to reach the higher end of the payout under our long-term aspirational plan at the end of the third quarter.”

The Company’s Board of Directors has approved the early termination of its shareholder rights plan (the “Rights Plan”) to now expire at the close of business on September 14, 2020. The limited duration Rights Plan was adopted on March 27, 2020 with a previous expiration date of March 26, 2021. Shareholders are not required to take any action as a result of this expiration.

The Company also announced Cliff Buster will be promoted to the CEO of Tempur Sealy North America effective January 1, 2021. Buster has served as Executive Vice President, President U.S. Direct to Consumer, and is on the Board of Directors of the Company’s highly successful Asian Joint Venture. He joined the Company in 2017, leading the domestic direct-to-consumer business from an almost standing start to a top 10 bedding retailer in the U.S., and has previously held various executive operational and financial management roles at Berkshire Hathaway Automotive, Inc., Dollar Thrifty Automotive Group and Group 1 Automotive, Inc.

Reporting to Buster in leading the North America operations will be the current U.S., Canadian, and Mexican executive teams, including Steve Rusing, Executive Vice President, President, U.S. Sales, and Tom Murray, Executive Vice President, Chief Marketing Officer, Marketing U.S.

Thompson said, “Cliff’s intense focus on execution and fostering a strong culture played a key role in the rapid and successful expansion of our omni-channel strategy. Today’s announcement reflects the Board of Directors’ continued actions to strengthen our leadership bench and optimize our structure for continuing growth. As I continue to serve in my role as Chairman of the Board and CEO of Tempur Sealy International, Cliff’s promotion will allow me to spend more of my efforts on capital allocation, our international operations and global strategy, while facilitating the development of our leaders. This is consistent with our culture and track record of internal promotions.”

Forward-Looking Statements

This press release may be deemed to include statements that are “forward-looking” within the meaning of the federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words “expects”, “estimates”, “will” and variations of such words or similar expressions are intended to identify such statements. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding sales and demand trends, performance generally for the third quarter of 2020 and subsequent periods, the potential vesting of the Company's long-term aspirational plan and the Company's expectations for emerging from the market downturn. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed herein as forward-looking statements. These risk factors include the duration, scope and severity of COVID-19 and its effects on the Company's business and operations, including the disruption or delay of production and delivery of materials and products in the Company's supply chain; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the impact of travel bans, work-from-home policies, or shelter-in-place orders; a temporary or prolonged shutdown of manufacturing facilities or retail stores and decreased retail traffic; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; consumer acceptance of the Company's products; general economic, financial and industry conditions, particularly conditions relating to liquidity, financial performance and related credit issues present in the retail sector; financial distress among the Company's business partners, customers and competitors, and financial solvency and related problems experienced by other market participants, any of which may be amplified by the effects of COVID-19; and disruptions to the implementation of the Company’s strategic priorities and business plan caused by changes in its executive management team. Other potential risk factors include the risk factors discussed under the heading “Risk Factors” in Part I, ITEM 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, ITEM 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. There may be other factors that may cause actual results to differ materially from the forward-looking statements contained herein. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances after the date on which such statement is made.

About the Company
Tempur Sealy International, Inc. (NYSE: TPX) is the world's largest bedding manufacturer. Tempur Sealy International, Inc. develops, manufactures, and markets mattresses, foundations, pillows and other products. The Company’s products are sold worldwide through third party retailers, its own stores, and online. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com